Exhibit 99.1

Evercore Chief Financial Officer Celeste Mellet to Depart for New Position Following Transition Period

Mellet will pursue a different area of finance, accepting a position with a large, international alternative asset fund manager. Evercore commencing search for next CFO.

NEW YORK, October 26, 2022 – Evercore (NYSE: EVR) announced today that Evercore Chief Financial Officer Celeste Mellet will depart for a new position. Evercore will commence a formal search process for its next CFO, and Ms. Mellet will stay on and work closely with the Evercore team into February to ensure an orderly transition.

Evercore Chairman and CEO John Weinberg said, “Celeste will be leaving Evercore in February to pursue a different area of finance. She was approached by a large private, international alternative asset fund manager and she has decided to accept a position with them. We have all been fortunate to have worked closely with Celeste and we wish her well on this next step in her career. We will commence a formal search process to identify her replacement and Celeste will stay on into February to help support us with the transition.”

Celeste Mellet, CFO, said, “I want to express that it has been a privilege to have been at Evercore. I have great esteem for this incredible firm and it is with mixed feelings that I am moving on. While I will be here for the next few months to help with the transition, Evercore is in a very strong position financially and its finance leadership bench is both seasoned and extensive, positioning the firm for continued success.”

Evercore also released its third quarter 2022 financial results this morning, which can be viewed on the For Investor section of Evercore’s website at www.evercore.com. Evercore will host a related conference call, accessible via telephone and webcast, beginning at 8:00 a.m. Eastern Time.

Investors and analysts may participate in the live conference call by dialing (800) 343-4849 (tollfree domestic) or (203) 518-9856 (international); passcode: EVRQ322. Please register at least 10 minutes before the conference call begins.

A live audio webcast of the conference call will be available on the For Investors section of

Evercore’s website at www.evercore.com. The webcast will be archived on Evercore’s website for

30 days.

About Evercore

Evercore (NYSE: EVR) is a premier global independent investment banking advisory firm. We are dedicated to helping our clients achieve superior results through trusted independent and innovative advice on matters of strategic significance to boards of directors, management teams and shareholders, including mergers and acquisitions, strategic shareholder advisory, restructurings, and capital structure. Evercore also assists clients in raising public and private capital and delivers equity research and equity sales and agency trading execution, in addition to providing wealth and investment management services to high net worth and institutional investors. Founded in 1995, the Firm is headquartered in New York and maintains offices and affiliate offices in major financial centers in the Americas, Europe, the Middle East and Asia. For more information, please visit www.evercore.com.

Investor Contact:	Katy Haber
Head of Investor Relations & ESG
InvestorRelations@Evercore.com

Media Contact:	Jamie Easton
Head of Communications & External Affairs
Communications@Evercore.com